SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the registrant / /

Filed by a party other than the registrant /X/

Check the appropriate box:

         / /    Preliminary Proxy Statement
         / /    Confidential, for Use of the Commission Only (as permitted by
                Rule 14a-6(e)2))
         / /    Definitive Proxy Statement
         /X/    Definitive Additional Materials
         / /    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12



--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


             THE COMMITTEE TO REVITALIZE DOMINION BRIDGE CORPORATION
--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)


         Payment of filing fee (check the appropriate box):

         /X/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------


         (2)      Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------


         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         / /      Fee paid previously with preliminary materials.


         / /      Check  box if any part of the fee is  offset  as  provided  by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:



--------------------------------------------------------------------------------


         (2)      Form, Schedule or Registration Statement no.:



--------------------------------------------------------------------------------


         (3)      Filing Party:



--------------------------------------------------------------------------------


         (4)      Date Filed:

                   THE COMMITTEE TO REVITALIZE DOMINION BRIDGE

        SUPPLEMENTAL CONSENT SOLICITATION MATERIALS DATED AUGUST 6, 1997

To The Holders of Common Stock of Dominion Bridge Corporation:

         The following information amends and supplements the Definitive Consent Solicitation Statement dated June 23, 1997 (the "Consent Solicitation"), as supplemented by Supplemental Consent Materials dated July 2, 1997 (the "First Supplement"), Supplemental Consent Materials dated July 16, 1997 (the "Second Supplement") and this Supplement (the "Third Supplement") dated July 23, 1997 of the Committee to Revitalize Dominion Bridge (the "Committee").

         Except as otherwise set forth in this Third Supplement, the terms and conditions previously set forth in the Consent Solicitation, the First Supplement and the Second Supplement remain applicable in all respects and this Third Supplement should be read in conjunction with the Consent Solicitation, the First Supplement and the Second Supplement. Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Consent Solicitation.


I.       INFORMATION REGARDING NEW MEMBERS OF THE COMMITTEE:

         John Perry has agreed to act as the Chief Financial Officer for Dominion Bridge Corporation upon the completion of the change of control in senior management as proposed by the Committee.

Work Experience:

         Mr. Perry is currently a partner in the Ottawa accounting firm of Paterson Hendry, specializing in counselling S.E.C. registrant clients in their regulatory filings, providing business valuation services in merger and acquisition transactions, and performing general audit and accounting services. Mr. Perry has worked with Dominion Bridge Corporation since 1994 in a number of their major acquisitions. Mr. Perry has also assisted the Company and its line-operating employees in the completion of its annual accounts, and has participated in conference calls with shareholders to assist in explaining various issues in the Company's annual and interim financial statements.

         Mr. Perry has a number of general and trade subcontractor clients in his accounting practice, which has provided him with relevant industry experience in Canadian construction accounting, business practices and legal environment.

         Prior to admission as partner in 1995, Mr. Perry worked as Audit and Accounting Manager for Paterson Hendry providing technical support to the firm for complex or higher risk audit and accounting engagements. Mr. Perry joined Paterson Hendry in 1990.

         Mr. Perry worked in the Ottawa office of Ernst and Young, Chartered Accountants from 1987 through 1989 as an Audit Manager specializing in providing audit and accounting services to Ottawa-based high-tech SEC registrants.

         Mr. Perry began his career at Ernst and Young in Calgary, Canada and obtained his Chartered Accountant designation in 1986. His work experience in Calgary was principally in assisting in the audit of public companies in the Oil and Gas sector.

Education:

         University of Calgary, Bachelor of Commerce, 1983

                       -----------------------------------

         In addition, Messrs. Clarence Boudreau and Richard Morency from First Key have agreed to aid the Committee in its efforts to revitalize the Company but are not soliciting proxies on behalf of the Committee.

         Clarence Boudreau, Chairman of FirstKey, has over 30 years experience in the construction industry, most recently as Senior Vice President-Corporate Development of Bennett & Wright, Inc. Prior to joining Bennett & Wright in 1994, he served as Senior Vice President of Technical Construction Solutions, a subsidiary of the Bracknell Corporation dedicated to mechanical/electrical and design-build contracting. From 1975 until 1985 he was president and general manager of Standard Electric Limited. Mr. Boudreau holds a Business Administrative Diploma from Centennial College and a Master Electrician Certificate from George Brown College, Toronto.

         Mr. Richard Morency, President and CEO of FirstKey, was Executive Vice President of Bennett & Wright Inc.'s EPCM division. Previously, Mr. Morency was a Principal with Roche Ltd., a 700 employee engineering and design-build firm based in Quebec City. Since 1975, Mr. Morency was involved in the firm's pioneering activities in design-build, and held successive position as Vice President Finance and Administration, Vice-President for Development and
Corporate Secretary and finally as Senior Vice President for Industry and construction. He was awarded as B.Sc. degree in Engineering from Laval University as well as a M.Sc. degree from the University of Toronto.

II.      ADDITIONAL   INFORMATION  REGARDING  THE  FIRSTKEY  PROJECT  TECHNOLOGY
         ACQUISITION

         RISK FACTORS. Notwithstanding the benefits of the FirstKey acquisition which are enumerated below, shareholders are advised to also consider a number of significant risk factors:

         - The parties have not yet negotiated a definitive acquisition agreement, so there can be no assurance that the ultimate terms will not differ from those described below.

         - The transaction would be subject to numerous conditions, including the validation of the existence of $125 million of backlog at acceptable profit margins.

         - The transaction would be subject to the Committee obtaining control of the Company, either through the consent solicitation process or through a mutually agreed-upon settlement which achieves the Committee's objectives.

         - There can be no assurance that the FirstKey transaction would be completed, or that the financial projections for the Company arising from that transaction can be achieved. In particular, shareholders should note that FirstKey is a newly-formed company with no operating history.


         RATIONALE AND BENEFITS. The Committee believes that the FirstKey acquisition represents a very significant step in its initial process to revitalize the Company's operations in North America. In the opinion of the Committee, several of the Company's significant fundamental problems in North America would be addressed by the acquisition of FirstKey:

         (a) THE COMPANY NEEDS ADDITIONAL REVENUES IN ITS NORTH AMERICAN OPERATIONS AT APPROPRIATE GROSS MARGINS. The Committee believes that the Company's current $500 million announced backlog is not supported by announced transactions. This backlog level is up from $283 million at the end of the second quarter implying approximately $350 million of signed new orders in North America and Australia during the third quarter. Less than 20% of this backlog has been announced to date. Rather, the Committee believes that the Company's backlog in North America of approximately $100 million which existed at second quarter end is a more accurate indication of current business levels.

         (b) THE COMPANY HAS HISTORICALLY BEEN A SUBCONTRACTOR IN THE CANADIAN INFRASTRUCTURE MARKETS. As such, the Company has been unable to obtain the substantially larger and more profitable general contractor role in projects, as opposed to being a subcontractor that is selected by the general contractor. The role of subcontractor is highly competitive and consequently the Company continues to be limited in its ability to price, and hence increase profitability.

         (c) THE COMPANY'S HISTORIC EXPERTISE HAS BEEN PRIMARILY IN STEEL, INCLUDING FABRICATION AND THE ERECTION OF STRUCTURES. The Company has not demonstrated historical expertise in the broader construction services which are necessary to compete in today's markets. For purposes of addressing the highly competitive Canadian market, the missing capabilities include broader construction service capabilities, as well as a general turnkey contracting and financing capability.

         (d) THE INABILITY TO EXPAND ITS HISTORIC CLIENT RELATIONSHIPS IN A RAPIDLY CHANGING CONTRACTING ENVIRONMENT. The Company has an excellent historical reputation with its clients. However, changes in construction contract methodology and competition have precluded the Company from growing with its historic client base. Primary among these new contracting trends is the client's move towards design-build contracts. In this situation, one company contracts with the client for the entire project design, financing and construction in one single contract. Industry experts forecast that in the next five years over 50% of contracts to be let for non-residential construction in North America will be design-built as opposed to the current design-bid-build process utilized today.

         (e) THE COMPANY IS LOSING MONEY AT ITS LACHINE FABRICATION FACILITY. A combination of the economy in Quebec and a lack of working capital to finance the substantial cost of fabrication work has produced, according to management in its 1996 Form 10-K, significant operating losses. Historically, this division was engaged in substantial export activity. The fabrication division needs additional sales volume and a return to its historic export relationships.

         (f) FINALLY, THERE IS A LACK OF SENIOR EXECUTIVES EXPERIENCED IN INTERNATIONAL ENGINEERING, PROCUREMENT AND CONSTRUCTION THAT CAN PROVIDE OVERALL CORPORATE DIRECTION AT THE COMPANY'S HEAD OFFICE. The efforts to revitalize the Company require, in addition to the seasoned professionals at each of the operating subsidiaries, corporate leadership with industry experience to develop, direct and execute the Company's strategic plan. Additionally, the Company has been without a recognized chief financial officer and financial team for over three years.

         The FirstKey acquisition would provide solutions to many of these problems. FirstKey is a newly-formed company with no operating history that is managed by a highly experienced team of senior executives who have a demonstrated track record in design-build contracting. FirstKey would bring additional backlog for the combined companies, a cogent Canadian and international marketing program, an acknowledged expertise in design-build contracting, and immediate subcontract business to be placed with the Company's various operating divisions and subsidiaries. The FirstKey management has successfully built Bracknell Corporation (Toronto Stock Exchange) from the mid-1980s until 1993 into a highly successful general contractor from its original position of subcontractor.

         The backlog of signed contracts, which is required to be at least $125 million at the time of acquisition, is attainable. FirstKey recently announced a design-build contract exceeding $100 million. The announcement covers an engineering, procurement and construction contract awarded to FirstKey by Fieldboard International, for a strawboard manufacturing plant in Killam, Alberta, Canada. An additional memorandum of understanding was announced with Baconsfield Farms, Ltd. to complete a planning and feasibility study for a hog processing plant in Alberta. The design-build contract for the plant is expected to be issued before year-end. These contracts, together with projects currently under negotiation, are the basis for the Committee's projection that FirstKey can generate sales of $150 million and $275 million in fiscal years 1998 and 1999. The Committee believes that these sales would result in pretax margins of between 8% and 9% in each of 1998 and 1999.

         Additionally, the acquisition is projected to provide the Company's various operating divisions and subsidiaries with an aggregate of $205 million of subcontracting work from FirstKey in 1998 and 1999. Significantly, approximately $50 million of this subcontracting work will be for steel fabrication at the Company's Lachine facility. The Committee believes that these incremental sales, expected to carry a 15% gross margin, should return the Lachine facility to profitability. The balance of the subcontracting work is expected to carry a 9.5% and 10.5% gross profit rate in 1998 and 1999, respectively.

         The proposed acquisition of FirstKey would be structured to be additive to earnings per share. It currently contemplates an initial cash payment of $4.5 million and 3 million shares of the Company's common stock. There would be an additional three year earn-out of 3 million additional shares and $3 million cash, which would be predicated upon maintaining average annual pretax earnings of (Cdn) $8 million during that period.

         The proposed acquisition of FirstKey is subject to a number of conditions, including the requirement that the Committee assume management control of the Company, as well as approval by the Company's Board of Directors and possibly stockholders, as well as various regulatory approvals and filings. There can be no assurance that the acquisition can be completed or that actual results will be the same as projected results.


III.     MCCONNELL DOWELL:

         Notwithstanding the benefits which could arise from the Committee's proposal that the Company should acquire the balance of McConnell Dowell, shareholders should be aware that there is a risk that such a transaction may be difficult to accomplish due to the intricacies of Australian law. At this time, the Committee is not able to state whether the Company would be able to overcome those hurdles.

         From the outset of the consent solicitation process the Committee has stated its intention to rationalize the McConnell Dowell investment in order to enhance its value to the Company's shareholders. Upon successful completion of the consent solicitation, the Committee will structure any arrangement it may enter into regarding McConnell Dowell in order to comply with applicable requirements of Australian law.

         The Committee currently plans to rationalize the McConnell Dowell investment through a proposal to acquire the entire subsidiary. As previously stated, this proposal would serve two key corporate goals. First, it would provide access to larger infrastructure projects in both North America and the Asia-Pacific region, so that the strengths of the Canadian divisions and MDC can be jointly marketed for the greater benefit of the entire Dominion Bridge family of companies. Second, it would consolidate and rationalize Dominion Bridge's cash flow situation and make capital-raising more efficient and less costly. The Committee expects that working capital would be used to finance this project if consummated.

IV.      CVR PROPOSAL:

         On July 2, 1997 the Committee proposed as part of its business plan the issuance of contingent value rights (CVRs) following a change of control. While that proposal expired by its terms on July 14, 1997, the Committee reserves the right to reinstitute the CVR proposal, although there can be no assurance that it will do so. In that regard, shareholders should be aware of the following considerations with respect to the CVRs:

          - The CVRs would be registered under applicable securities laws; the timing of such registration would depend on when the Committee obtained control of the Company. The CVRs would not be issued to shareholders until all applicable registration requirements were met.

          - In order to obtain the benefits of the CVR, a shareholder must be the record holder of the CVR as of the date of a triggering event or the exercise date. Alternatively, a shareholder may be able to realize value from the CVR by selling it on the open market, although there can be no assurance that a trading market will develop or that the prices available in such a market would reflect the full value of the CVRs.

          - The CVRs would entail a degree of risk, including the time delay until payment (e.g., 18 to 24 months), and the possibility that the Company would not have sufficient cash flow to service this obligation. Presently, the Committee has not obtained any financial commitment to fund the CVRs.

          - The CVRs would not be triggered by a change of control arising from the Committee's consent solicitation effort; accordingly, shareholders would not be guaranteed any minimum share price based on the outcome of the consent solicitation.

V.       VOTING OF CONSENTS:

         In a recent press release the Committee noted its satisfaction with "the level of support it has received" in the form of signed white proxy cards. Shareholders should note that they can still vote in the consent solicitation. The Committee has not yet received a majority and needs your signed white consent card.


VI.      WEB PAGE INFORMATION:

         The following information is contained on the Committee's web page. We encourage all shareholders to review all the information provided in the web page and other materials which the Committee has filed with the Securities and Exchange Commission which can be obtained through the web site.

                    AS CONTAINED IN THE COMMITTEE'S WEBPAGE:

                       SEND IN YOUR WHITE CONSENT CARD NOW

                     COMMITTEE TO REVITALIZE DOMINION BRIDGE

PURPOSE:

                  The Committee believes that Dominion Bridge is being poorly managed, that the current team of senior executives lacks the management experience and ability to operate Dominion Bridge profitably or for the objective of maximizing stockholder value; and that the current team of senior executives has been engaged in self-dealing to the detriment of stockholders. Consider the following facts:

                  o Dominion Bridge lost nearly $1.5 million for the first half of fiscal 1997, despite non-operating income which included a $3 million pre-tax gain with respect to its sales of shares of McConnell Dowell Corporation Limited ("McConnell Dowell"), and $2.5 million of non-cash income from the amortization of negative goodwill associated with the company's purchase of MIL Davie.

                  o Dominion Bridge initially reported a loss of $5.7 million for fiscal 1996. Just recently, it reported that this loss would be restated by an increase of nearly $4.3 million relating to "deemed dividends" from the ill-fated preferred stock described below, FOR A TOTAL LOSS OF NEARLY $10 MILLION FOR FISCAL 1996.

                  o WHILE OTHER STOCKHOLDERS SUFFERED FROM THE DECLINE IN DOMINION BRIDGE'S MARKET PRICE, SENIOR MANAGEMENT WAS
                           REWARDED: In spite of poor operating performance and dwindling cash reserves, senior management received bonuses aggregating $700,000 in February 1997 over the strenuous objections of the company's stockholders as expressed at the annual meeting and in oral and written communications to the company.

                  o Senior management also benefitted from the favorable downward adjustment of the "strike price" with respect to stock options to purchase 1,225,000 shares of Common Stock, from a range between $3.25 to $4.13 per share to $2.00.

                  o        Senior  executive   management  recently  caused  the
                           company to sell a portion of its shares of

                           McConnell Dowell, which is arguably the Company's most profitable and viable asset, in order to obtain an extension of a loan from Bankers Trust. Without this extension, the Committee believes the loan would have been declared to be in default.

                  o Because of the deterioration of operating performance, executive bonuses and bank debt paydowns, the company's cash and working capital to operate the North American businesses has been all but depleted. While Dominion Bridge's balance sheet as of March 31, 1997 shows $13.4 million of cash and equivalents, all but $2.5 million of that amount is unavailable for operations in North America: either it is in Australia or it is restricted for use solely by the company's MIL Davie operation in accordance with the agreement with an agency of the Quebec government. Moreover, as of May 7, 1997 Dominion Bridge spent $5 million to paydown the Bankers Trust loan.

                  o The price of the Common Stock has dropped from a high of $8-5/32 in the first quarter of fiscal year 1995 to the present level of approximately $1-1/2, A DECLINE OF 80% IN JUST OVER TWO YEARS.

                  In light of these events, the Committee believes that the senior executive officers of Dominion Bridge lack the ability and experience necessary to successfully operate the company.

                  Dominion Bridge is primarily a diversified international infrastructure concern, which requires expertise in engineering, procurement and construction, as well as project finance. Neither Messrs. Marengere and Matossian has a background in these areas. Under their control, Dominion Bridge has made several acquisitions but has failed to exploit their potential. For instance, without proper financial controls and underwriting procedures, Dominion Bridge could agree to undertake major projects without a full evaluation of the financial and business risks that could be attendant to such a commitment; only after months or years into the project would the company's true exposure be known. The Committee believes that the recent and precipitous decline in gross profit margin is one indication of management weakness in this area.

                  Additionally, in the Committee's view, senior management has undertaken various acts of self-dealing. Incredibly, the stockholders have had to countenance not only these acts of self-dealing but have had to stand by while senior management, at stockholders' expense, has devoted substantial time and energy to defending itself, or certain executives individually, including Michel Marengere and his wife, Micheline Prud'homme, a former vice-president and director, in various lawsuits. This includes a stockholder derivative action alleging interested and self-dealing transactions by Mr. Marengere and a class action suit against Dominion Bridge and Messrs. Marengere and Matossian, individually, alleging that the company issued misleading press releases and reports to the SEC. The Committee believes that these and other litigation matters distract management from concentrating their full-time efforts on the operation of the business and are a terrible waste of corporate funds.

                  In summary, the Committee believes that senior executive management has no interest in enhancing stockholder value and has no intention (or perhaps lacks the capacity) to manage Dominion Bridge for the benefit of its stockholders. We also believe that senior management is acutely interested in running Dominion Bridge for its own benefit, even when its actions may be to the detriment of stockholders. Accordingly, the Committee believes that the only viable option for stockholders is to pursue the process of replacing the current senior executive management team.


THE GOAL OF THE COMMITTEE:

                  The Committee's goal in soliciting written consents is to start the process of revitalizing Dominion Bridge. The Committee's Proposal is designed to enable stockholders to remove Messrs. Marengere, Matossian and Despres as senior executive officers of Dominion Bridge and replace them with Messrs. Kuhns, Mariash and Dutton, with authority to run the company on a day-to-day basis. The Committee believes that with a new and more experienced senior management team in place Dominion Bridge will be able to better manage its assets, negotiate with lenders and suppliers and, ultimately, restore Dominion Bridge to profitability. To the extent the current Board of Directors is unwilling to work with the new management team, the New Bylaws proposed by the Committee would make it functionally impossible for the Board of Directors to conduct business on a regular basis. The Committee hopes that this will have the effect of forcing the current Board of Directors to resign, so that they can be replaced with new nominees who are more responsive to stockholders' interests.

LATE BREAKING NEWS:

Not all materials may be publicly available on the SEC server.

         This section will be updated periodically:


             THE COMMITTEE TO REVITALIZE DOMINION BRIDGE CORPORATION
                       STRATEGIC PLAN - FINANCIAL SUMMARY

          FOR IMPLEMENTATION ON SUCCESSFUL CONCLUSION OF PROXY CONSENT
                                    JULY 1997

                       SHAREHOLDERS INFORMATIONAL MEETING
                                THE HARVARD CLUB
                   As filed with SEC JULY 16, 1997 3 P.M. EDT

CLICK HERE TO VIEW.

VIEW THE SLIDE SHOW PRESENTATION FROM THE MEETING.


                        COMMITTEE LETTER TO SHAREHOLDERS

Response to Michel Marengere's Letter Dated July 8, 1997. CLICK HERE TO VIEW.

                        COMMITTEE LETTER TO SHAREHOLDERS

Re: Shareholders' Information Meeting - Wednesday, July 16, 1-3
P.M. - The Harvard Club, New York, New York.
CLICK HERE TO VIEW.


E-MAIL CONTACT:

John Dutton - jmdutton@six.netcom.com

Henry Hermann - kuhnsbrotex@airmail.net

John Kuhns or Kenneth Mariash - kuhnsbro@compsol.net

              For Information regarding making donations to support
                    the Committee's activities please contact
                          Henry Hermann or John Dutton


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
ADDITIONAL INFORMATION:

Press Releases:

Press Release - July 10, 1997 - "Committee Unveils Business Plan, Announces Shareholder Information Meeting To Introduce New Management" CLICK HERE TO VIEW.

Press Release - July 7, 1997 - "Committee Responds to Second Dominion Bridge Press Release on Court Order" CLICK HERE TO VIEW.

Press Release - June 23, 1997 - "Committee to Revitalize Dominion Bridge Corporation Begins to Solicit Written Consents to Remove Senior Management" CLICK HERE TO VIEW.

Press Release - June 2, 1997 - "Committee to Revitalize Dominion Bridge Corporation Proposes Issuance of $2.50 per share of Contingent Value Rights" CLICK HERE TO VIEW.

Press Release - June 2, 1997 - "Dominion Bridge's Management Sidesteps Responsibility For Its Record, Seeks Instead To Accuse Committee Of Improper Motives" CLICK HERE TO VIEW.

Press Release - May 23, 1997 - "Committee To Revitalize Dominion Bridge Corporation Is Formed: Objective Is To Replace The Company's Senior Executives Through A Solicitation For Written Consent" CLICK HERE TO VIEW.


Proxy Materials:

Preliminary Proxy Materials Dated May 23, 1997 -- Subject To Completion - "The Committee To Revitalize Dominion Bridge Corporation" CLICK HERE TO VIEW.

"Informational Meeting For Stockholders of Dominion Bridge Corporation Called By The Committee To Revitalize Dominion Bridge Corporation" CLICK HERE TO VIEW.

Preliminary Proxy Materials Dated June 11, 1997 -- Subject To Completion - "Consent Solicitation Statement Of The Committee To Revitalize Dominion Bridge Corporation" CLICK HERE TO VIEW.

Definitive Proxy Materials Dated June 23, 1997 -- "Consent Solicitation Statement of The Committee to Revitalize Dominion Bridge Corporation" and Letter to Stockholders. CLICK HERE TO VIEW.

Supplemental Consent Solicitation Materials Dated July 2, 1997. CLICK HERE TO VIEW.


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

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         If your  shares  of  Common  Stock  are  held in the  name of a bank or brokerage firm, only that firm can execute a written consent card on your behalf. Please contact the person responsible for your account and instruct them to execute a WHITE written consent card as soon possible.

         If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of written consents:

                            GEORGESON & COMPANY INC.
                                WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                            TOLL FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800
--------------------------------------------------------------------------------

                       SEND IN YOUR WHITE CONSENT CARD NOW


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